EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Easterly Government Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	3,600,000	$11.43	$41,148,000	0.00014760	$6,073.44
Total Offering Amounts					$41,148,000		$6,073.44
Total Fee Offsets							$--
Net Fee Due							$6,073.44

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Easterly Government Properties, Inc. (the “Company”) as may be required pursuant to the Easterly Government Properties, Inc. 2024 Equity Incentive Plan in the event of a stock split, stock dividend, recapitalization or similar transactions.

(2) Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of shares of the Company’s Common Stock as reported on the New York Stock Exchange on May 29, 2024.